Exhibit 99.1

ContraVir Appoints Business Development Executive
Tamar Howson to its Board of Directors

Edison, NJ, December 15, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced that it has appointed former Bristol-Myers Squibb and SmithKline Beecham executive Tamar Howson to its Board of Directors, effective today.  Ms. Howson has an extensive track record earned across a distinguished career of more than 25 years in corporate and business development.

“Tamar is an exceptional business development executive and I am personally excited to have her join the Board of Directors,” said James Sapirstein, CEO of ContraVir. “ContraVir will benefit from having an experienced sounding board for future transactions, and Tamar’s insight and guidance will be invaluable as we seek to cure hepatitis B through drug combinations involving our novel antiviral candidates.”

Ms. Howson served previously as Senior Vice President of Corporate and Business Development at both SmithKline Beecham (now GSK) and Bristol-Myers Squibb as well as high-level positions at multiple other industry leaders. She has helped companies navigate external alliances, license negotiations, mergers and acquisitions, and venture capital investments. In 1999, she was awarded Healthcare Businesswomen’s Association’s “Woman of the Year” award.

In addition to ContraVir, Ms. Howson currently serves on the Board of Directors for the International Partnership for Microbicides, Idenix Pharmaceuticals, Aradigm, and OXiGENE. Ms. Howson earned a B.Sc. in Chemical Engineering from Technion in Haifa, Israel, an M.S. in Chemical Engineering from City College of New York, and an MBA in Finance, International Business and Marketing from Columbia University.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine ™ (formerly FV-100), an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity,

Valnivudine™ has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)
clacagnina@tiberend.com; (212) 375-2686